EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is made and entered into as of December 22, 2004 (the "Effective Date"), by and between Astralis Ltd., a Delaware corporation ("Employer"), and Jose Antonio O'Daly, an individual residing at 29 Deana Drive, East Hanover, New Jersey 07936 ("Executive").

                                   WITNESSETH:

      WHEREAS, Executive is a key executive of Employer with substantial knowledge and experience in the operation of the business of Employer; and

      WHEREAS, Employer desires to continue to employ Executive, and Executive desires to continue such employment, pursuant to the terms and conditions set forth herein.

      NOW, THEREFORE, the parties hereto, in consideration of the foregoing recitals and the mutual covenants and promises set forth herein, do hereby agree as follows:

      1. Definitions

            As used herein, the following terms have the following meanings:

            "Agreement" means this Employment Agreement.

            "Annual Bonus" has the meaning given such term in Section 6 of this Agreement.

            "Base Salary" has the meaning given such term in Section 5 of this Agreement.

            "Board" means the Board of Directors of Employer.

            "Cause" means: (i) the commission of an act by Executive constituting fraud, theft, or embezzlement by the Executive in connection with the performance of his duties under this Agreement; (ii) the willful and repeated failure or refusal by Executive to substantially perform his duties under this Agreement, provided, however, that in case of this clause (ii), termination for Cause shall occur only if Employer has given written notice of the default to Executive and Executive has failed to cure the default in question during a period of thirty (30) days after the date of Executive's receipt of such notice; or (iii) the conviction of Executive for a crime constituting a felony.

            "Change in Control" or "CIC" of Employer shall be deemed to have occurred if:

            (a) any person or "group" as defined in Section 1 3(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner, directly or indirectly, of thirty-three percent (33%) or more of the combined voting power of Employer's outstanding voting securities; or

            (b) any merger, consolidation, reorganization or similar event involving Employer or any of its subsidiaries, as a result of which the holders of the voting securities of

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            Employer immediately prior to such merger, consolidation,
reorganization or similar event do not directly or indirectly hold at least fifty-one percent (51%) of the aggregate voting power of the voting securities of the surviving entity; or

            (c) the individuals who, as of the Effective Date, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least two-thirds (2/3) of the Board, or in the case of a merger or consolidation of Employer, do not constitute at least two-thirds (2/3) of the board of directors of the surviving company (or in a case where the surviving corporation is controlled, directly or indirectly by another corporation or entity, do not constitute at least two-thirds (2/3) of the board of such controlling corporation or do not have at least two-thirds (2/3) of the voting seats on any body comparable to a board of directors of such controlling entity, or if there is no body comparable to a board of directors, at least two-thirds (2/3) voting control of such controlling entity); provided that any person becoming a director (or, in the case of a controlling non-corporate entity, obtaining a position comparable to a director) subsequent to the Effective Date hereof whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board, shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

            (d) there is a liquidation or dissolution of Employer or sale or other transfer of all or substantially all of the assets of Employer; or

            (e) if Employer enters into an agreement or series of agreements or the Board passes a resolution which will result in the occurrence of any of the matters described in Subsections (a) through (d) above, and Executive's employ is terminated subsequent to the date of execution of such agreement or series of agreements or the passage of such resolution, but prior to the occurrence of any of the matters described in Subsections (a) through (d), then, upon the occurrence of any of the matters described in Subsections (a) through (d), a Change of Control shall be deemed to have retroactively occurred on the date of the execution of the earliest of such agreement(s) or the passage of such resolution.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Disability" has the meaning given such term in Section 9(a)(ii) of this Agreement.

            "Employer" has the meaning given such term in the Preamble to this Agreement.

            "Executive" has the meaning given such term in the Preamble to this Agreement.

            "Good Reason" means: (i) any material change in Executive's position with Employer as described in Section 3; (ii) a material change in the nature or scope of Executive's responsibilities, authority, powers, functions or duties from the responsibilities, authority, powers, functions or duties which Executive has as of the Effective Date and as described below in Section 3;
(iii) any removal or failure to re-elect Executive as a Director of Employer;
(iv) Employer's requiring Executive to be based at a location that requires Executive to travel at least an additional thirty-five (35) miles per day from his current location as of the Effective Date; (v) any failure of a Successor Employer to assume and agree to perform Employer's obligations


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

under this Agreement; or (vi) a material breach by Employer of any provision of this Agreement made known to Employer in writing which is not cured within thirty (30) days after Executive's notice to Employer thereof

            "Plan" means the 2001 Stock Option Plan of Employer.

            "Successor Employer" means any corporation, partnership, limited liability company, limited partners or any other entity that (i) acquires greater than fifty percent (50%) or the assets of Employer, (ii) acquires greater than fifty percent (50%) of the outstanding capital stock of Employer or
(iii) is the surviving entity in the event of a CIC.

      2. Term of Employment

            Subject to the provisions of Section 9, the employment of Executive pursuant to this Agreement shall commence the date hereof and continue until December 31, 2007. The Executive's employment will thereafter be automatically renewed for an unlimited number of additional terms of one (1) year each, unless either party provides written notice of termination at least ninety (90) days prior to the end of such term.

      3. Duties and Responsibilities

            Executive shall be employed throughout the term of this Agreement as the President of Research and Development and Chairman of the Board. Subject to the authority of the Board, Executive shall have duties, responsibilities and authority consistent with those which normally attend the position of President of Research and Development and Chairman of the Board. Executive shall report to the Chief Executive Officer of the Employer.

      4. Services and Efforts

            Executive shall devote substantially all of his business time and efforts to the discharge of the duties and responsibilities under this Agreement. It shall not be considered a violation of this obligation for Executive to serve on corporate, civic or charitable boards of directors or committees thereof and manage his personal and family investments, so long as such activities do not materially interfere with the performance of Executive's responsibilities as an executive of Employer.

      5. Salary

            In consideration of the services to be provided by him hereunder, Executive, during the term of his employment, shall be paid a base annual salary of $231,000, payable in arrears in bi-monthly installments, less applicable statutory deductions (such base annual salary as it may be adjusted from time to time as provided herein, the "Base Salary"). Executive's Base Salary will be reviewed by the Board not less frequently than annually, and may be adjusted upward (but not downward) in the sole discretion of the Board.


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

      6. Annual Bonus

            In addition to the Base Salary, Executive shall be entitled to receive an annual bonus (the "Annual Bonus") of up to 25% of the Base Salary and based upon achievement of such goals and subject to such additional terms as may be determined by the Board.

      7. Equity Participation

            As a member of Employer's senior management team, Executive shall be eligible to participate in the Plan. As further consideration for the agreements and covenants hereunder, Employer hereby grants to Employee options to purchase 728,000 (seven hundred twenty-eight thousand) shares of common stock of Employer (the "Options"). The Options will be fully vested, have an initial exercise price of $0.70 (seventy cents) per share, and a term of ten years. The terms and conditions of the Options shall be set forth in a Stock Option Agreement to be executed by Employer and Executive.

      8. Other Benefits

            (a) The Executive shall receive such other benefits and perquisites, including health care and vacation, in accordance with Employer's standard benefits package as amended from time to time, provided that in no event will such benefits and perquisites be less favorable than (i) those benefits and perquisites which Executive is receiving as of the Effective Date, and (ii) those benefits and perquisites which Employer generally makes available to its other senior executives. In addition, Executive shall receive a minimum of four
(4) weeks of vacation each calendar year.

            (b) Employer will pay Executive's dues in such professional societies and organizations as the Board deems appropriate, and will pay on behalf of Executive (or reimburse Executive for) reasonable expenses incurred by Executive at the request of, or on behalf of, Employer in the performance of Executive's duties pursuant to this Agreement, and in accordance with Employer's employment policies, including reasonable expenses incurred by Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. Executive must file expense reports with respect to such expenses in accordance with Employer's policies.

            (c) Employer will reimburse Executive for any costs and fees associated with the procurement of appropriate visas for himself and for his family.

            (d) Employer will reimburse Executive for any reasonable attorneys' fees and expenses directly associated with Executive's employment with, and investment in, Employer, including fees and expenses associated with the preparation of this Agreement.

      9. Termination of Employment

            a. Termination. The Executive's employment under this Agreement may be terminated under the following circumstances:

                  i. Death. The Executive's employment will terminate upon his death.


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

                  ii. Disability. Employer may terminate Executive's employment if, as a result of Executive's incapacity due to physical or mental injury or illness, Executive has not performed his duties on a full-time basis for a continuous period of 180 days ("Disability").

                  iii. Cause. Employer may terminate Executive's employment for Cause.

                  iv. Non-Renewal. The Executive's employment will terminate upon the expiration of the term of this Agreement as provided in Section 2 (a "Non-Renewal").

                  v. Termination upon Change of Control. In the event of a Change of Control, Executive shall have 180 days to notify Employer in writing that he has elected to terminate his employment with Employer. The notice must state the Date of Termination, which may be no less than 30 days nor more than 60 days from the date of the notice. If Executive fails to provide the notice within the required 180 days, Executive shall have no further right to terminate his employment as a result of the Change of Control and Executive will continue to be employed pursuant to the terms and conditions of this Agreement.

                  vi. Termination by Employer without Cause. Employer may terminate Executive's employment at any time without Cause.

                  vii. Resignation by Executive. The Executive may resign as an employee upon written notice to Employer either without Good Reason or for Good Reason.

            b. Notice of Termination. Any termination of Executive's employment by Employer or by Executive (other than termination pursuant to Section 9(a)(i) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

            c. Date of Termination. "Date of Termination" shall mean: (i) if Executive's employment is terminated by his death, the date of his death; (ii) if Executive's employment is terminated due to the expiration of the term of this Agreement, the last day of the then current term; (iii) if Executive's employment is terminated due to a Change of Control, the Date of Termination specified in Executive's notice under Section 9(a)(v); and
                  (iv) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.


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

      10. Compensation During Disability and Upon Termination

            a. Compensation During Disability. During any period that Executive is employed by Employer but unable to perform his duties under this Agreement as a result of Executive's incapacity due to physical or mental injury or illness (the "Disability Period"), Executive will continue to receive the Base Salary and Annual Bonus and benefits to which he is entitled under this Agreement.

            b. Compensation Upon Termination due to Death or Disability. If Executive's employment is terminated due to the death of Executive or Disability (as provided by Section 9(a)(ii)), then Executive shall be entitled to the following:

                  i. An amount equal to one (1) times Executive's annual Base Salary established for the fiscal year in which the Date of Termination occurs;

                  ii. An amount equal to one (1) times Executive's Annual Bonus award established for the fiscal year in which Executive's Date of Termination occurs; and

                  iii. An amount equal to Executive's unpaid Base Salary and accrued but unused vacation pay through the Date of Termination.

            c. Compensation Upon Termination After a Change of Control, for Good Reason or Without Cause. If Executive's employment terminates for any reason within 180 days after a Change of Control, Executive employment is terminated due to Executive's resignation for Good Reason (as provided by Section 9(a)(vii)), or Executive's employment is terminated by Employer without Cause (as provided by Section 9(a)(vi)), then Executive shall be entitled to the following:

                  i. An amount equal to two (2) times Executive's annual Base Salary established for the fiscal year in which the Date of Termination occurs;

                  ii. An amount equal to two (2) times Executive's Annual Bonus award established for the fiscal year in which Executive's Date of Termination occurs;

                  iii. An amount equal to Executive's unpaid Base Salary and accrued but unused vacation pay through the Date of Termination; and

                  iv. A continuation of the benefits received by Executive immediately prior to the Date of Termination for two (2) full years after the Date of Termination (or if continuation under Employer's then current plans is not allowed, then provision at Employer's expense but subject to payment by Executive of those payments which Executive would have been obligated to make under Employer's then current plans, of substantially similar benefits from one or more third party providers). These benefits shall be provided to Executive at the same coverage level, as in effect as of the Date of Termination or, if greater, as in effect sixty (60) days prior to the


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

                        Date of Termination, and at the same premium cost to Executive which was paid by Executive at the time such benefits were provided.

            d. Compensation Upon Termination Due to Cause, Resignation without Good Reason or Non-Renewal. If Executive's employment is terminated by Employer for Cause (as provided in Section 9(a)(iii)), Executive's employment is terminated due to Executive's resignation as an employee without Good Reason (as provided by Section 9(a)(vii)), or Executive's employment shall terminate due to Non-Renewal, then Executive shall be entitled to receive the following:

                  i. An amount equal to one (1) times Executive's annual Base Salary established for the fiscal year in which the Date of Termination occurs;

                  ii. An amount equal to one (1) times Executive's Annual Bonus award established for the fiscal year in which Executive's Date of Termination occurs;

                  iii. An amount equal to Executive's unpaid Base Salary and accrued but unused vacation pay through the Date of Termination; and

                  iv. A continuation of the benefits received by Executive immediately prior to the Date of Termination for one (1) full year after the Date of Termination (or if continuation under Employer's then current plans is not allowed, then provision at Employer's expense but subject to payment by Executive of those payments which Executive would have been obligated to make under Employer's then current plans, of substantially similar benefits from one or more third party providers). These benefits shall be provided to Executive at the same coverage level, as in effect as of the Date of Termination or, if greater, as in effect sixty (60) days prior to the date of the Change in Control, and at the same premium cost to Executive which was paid by Executive at the time such benefits were provided.

            e.    Payment of the amount described in Subsections (i), (ii) and
                  (iii) of Sections 9(b), (c) and (d) shall be paid in cash to Executive in a single lump sum as soon as practicable following the Date of Termination, but in no event beyond thirty (30) days from such date. All other payments due to Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.


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

      11. Restrictive Covenant

            In the event that Executive's employment is terminated for Cause, or if his employment with Employer ends due to voluntary termination of employment by Executive without Good Reason, then:

            a. Executive shall not, during the term of this Agreement and for a period of one (1) year after such termination, directly or indirectly, work as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any person or entity who or which directly competes with the business activity conducted by Employer at the time of such termination (or during the previous twelve-month period).

            b. Executive shall not, during the term of this Agreement and for a period of one year after Executive's termination of employment with Employer, on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of Employer, (i) solicit for employment any person who is or was employed by Employer during the period of Executive's employment with Employer, or (ii) call on, solicit, or take away any person or entity who or which is or was a customer of Employer at the time of such termination (or during the previous twelve-month period).

            c. It is expressly agreed by Executive that the nature and scope of each of the provisions set forth above in this Section 11 are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Executive is determined by a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall only be modified to the minimum extent required to make the provisions reasonable and/or enforceable, as the case maybe.

      12. Confidentiality

            The Executive acknowledges that during the course of performing his duties and responsibilities hereunder, he may have access to and be entrusted with confidential information concerning the present and contemplated financial status and activities of Employer, and the disclosure of any of such confidential information to competitors of Employer would be highly detrimental to the interests of Employer. The Executive further acknowledges and agrees that the right to maintain the confidentiality of such information constitutes a proprietary right which Employer is entitled to protect. Accordingly, Executive covenants and agrees with Employer that he will not, during the term of this Agreement and thereafter, disclose any of such confidential information to any person, firm or corporation, nor shall he make use of such information, except as required in the normal course of his employment hereunder or as required by law or judicial process.


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

      13. Company Property

            a. Any patents, inventions, discoveries, applications or processes designed, devised, created, discovered or invented by Executive in the course of Executive's employment under this Agreement and which pertain to any aspect of Employer's business shall be the sole and absolute property of Employer, and Executive (i) shall promptly report the same to Employer,
                  (ii) hereby assigns Executive's right, title and interest in same to Employer and (iii) shall promptly execute any and all documents that may from time to time reasonably be requested by Employer to assure Employer the full and complete ownership thereof. The parties acknowledge that nothing in this Section 13 is intended to constitute an assignment of any of the intellectual property rights that were licensed under that certain License Agreement dated as of April 21, 2001, by and between Executive and Astralis LLC (which entity subsequently assigned its license rights to Hercules Development Group, Inc., a predecessor of Employer), or any other patents, inventions, discoveries, applications or processes which were designed, devised, created, discovered or invested by Executive prior to his employment by Employer.

            b. All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to Employer's business which Executive shall prepare or receive from Employer shall remain Employer's sole and exclusive property. Upon termination of his employment, Executive shall promptly return to Employer all property of Employer in his possession. Executive further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to Employer. Executive additionally represents that, upon termination of his employment with Employer, he will not retain in his possession any such software, documents or other materials.

      14. Equitable Relief

            Executive acknowledges that a breach by Executive of any of the terms of Sections 11, 12 or 13 hereof may result in damages to Employer for which there shall be no adequate remedy at law. Accordingly, in the event of any breach of any of the provisions of Sections 11, 12 or 13 hereof, Employer shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which Employer may be entitled to recover.

      15. Indemnification

            Employer shall indemnify Executive, to the fullest extent permitted by Delaware law, with respect to any threatened, pending or completed action, suit or proceeding, brought against him by reason of the fact that he is or was a director, officer, employee or agent of Employer or is or was serving at the request of Employer as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Delaware law, Employer shall, in advance of final disposition, pay any and all expenses incurred by Executive in


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

connection with any threatened, pending or completed action, suit or proceeding with respect to which Executive may be entitled to indemnification hereunder. Executive's right to indemnification provided herein shall survive the termination of Executive's employment hereunder.

      16. Severability

            Each paragraph of this Agreement shall be and remain separate from and independent of and severable from all and any other paragraphs herein except where otherwise indicated by the context of the Agreement. The decision or declaration that one or more of the paragraphs are null and void shall have no effect on the remaining paragraphs of this Agreement.

      17. Executive Representation

            Executive represents and warrants that he is not limited under any contractual or other provision from entering into this Agreement and performing his obligations hereunder.

      18. Successors and Assigns, Assignment and Intended Beneficiaries

            Neither this Agreement, nor any of Executive's rights, powers, duties or obligations hereunder, may be assigned or delegated by Executive. This Agreement shall be binding upon and inure to the benefit of Executive and his heirs and legal representatives and Employer and its successors.

      19. Notice

            Except as otherwise expressly provided in this Agreement, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to Executive and Employer at the addresses set forth below (or to such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt), and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with Federal Express (or other equivalent national overnight courier) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (b) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).


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

      If to Employer:

               Astralis Ltd.
               75 Passaic Avenue
               Fairfield, NJ 07004
               Attention: Chairman of the Compensation Committee
               Telecopier: +1-973-227-7169

      With a copy to:

               McCarter & English, LLP
               4 Gateway Center
               100 Mulberry Street
               Newark, NJ 07102
               Ann: Jeffrey A. Baumel, Esq.
               Telecopier: +1-973-624-7070

      If to Executive:

               Jose Antonio O'Daly
               29 Deanna Drive
               East Hanover
               New Jersey 07936

      With a copy to:

               Shutts & Bowen LLP
               1500 Miami Center
               201 South Biscayne Boulevard
               Miami, FL 33131
               Attn: Alfred G. Smith, II, Esq.

      20. Governing Law/Venue

            The interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without giving effect to conflicts of laws principles thereof. Any disputes or controversies arising under this Agreement shall be resolved exclusively by the state or federal courts located in the State of New Jersey and each of the parties hereto consents to the exclusive jurisdiction of such courts in connection with the subject matter hereof The prevailing party in any action arising out of or relating to this Agreement shall be entitled to recover its reasonable attorneys' fees, costs and expenses at the conclusion of any trial proceedings and at the conclusion of any appellate level proceedings.

      21. Interpretation/Headings

            Each party to this Agreement has had the opportunity to review this Agreement with counsel. The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to each of the parties hereto, and shall not be


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

construed in favor of or against any party. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      22. Miscellaneous

            The provisions of this Agreement shall not be extended, varied, changed, modified or supplemented other than by agreement in writing signed by the parties hereto. There are no other terms or conditions, representations or understandings except as herein set forth. The failure of either party to enforce at any time or for any period of time any one or more of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

      23. Survival

            The provisions of Sections 7 through 15 and 18 through 23 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

      24. Counterparts

            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

                  [Remainder of Page Intentionally Left Blank.]


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

      IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first written above.

                                       ASTRALIS LTD:

                                       By:  /s/ Steven M. Fulda
                                            ------------------------------------
                                       Name: Steven M. Fulda
                                       Title: Director and Co-Chair, Astralis
                                              Compensation Committee


                                       EXECUTIVE:

                                       /s/ Jose Antonia O'Daly
                                       -----------------------------------------
                                       Jose Antonio O'Daly


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